Exhibit 99.1

	CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424
FOR IMMEDIATE RELEASE
INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA HOLDINGS SECOND QUARTER 2006 RESULTS

NET INCOME

$110 Million in Q2 06 (-15% vs. Q2 05)

$240 Million in 6M 06 (+25% vs. 6M 05)

ORIGINATIONS (PRESENT VALUE)

$299 Million in Q2 06 (+40% vs. Q2 05)

$425 Million in 6M 06 (+5% vs. 6M 05)

New York, New York, August 9, 2006 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced second quarter 2006 net income of $109.7 million, 15.1% lower than for the second quarter of last year.  Non-GAAP operating earnings, which exclude fair-value adjustments for both insured credit default swaps (CDS) and economic interest rate hedges, were $91.7 million, 7.4% higher than for last year’s comparable period.

 NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Income	$109.7	$129.3	$239.9	$192.5
Less fair-value adjustments for economic interest rate hedges [1]	20.1	55.6	43.7	36.2
Less fair-value adjustments for insured CDS [1]	(2.1)	(11.8)	16.9	(13.4)
Operating Earnings [1]	$91.7	$85.5	$179.3	$169.7

[1]

For a discussion of operating earnings and the adjustments made to net income in calculating operating earnings, see below, “Analysis of Financial Results — Operating Earnings.” Also see “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

Shareholders’ equity (book value) was $2.9 billion and non-GAAP adjusted book value (ABV) was $4.1 billion at June 30, 2006.  Over the past 12 months, after taking dividends into account, ABV grew 13.7%.  The Company’s management considers ABV to be an operating measure of the Company’s intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.  See “Non-GAAP Measures” below for a more detailed discussion of ABV and a reconciliation to GAAP shareholders’ equity.

Present value (PV) originations, a non-GAAP measure, totaled $298.5 million for the second quarter of 2006, 40.0% higher than in that quarter of 2005.

Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said, “FSA’s new business originations picked up significantly in the second quarter, putting us ahead of last year’s present value originations for the first half. The U.S. municipal and international public infrastructure businesses were the strongest second-quarter contributors, as narrow credit-quality spreads in the global asset-backed markets led to fewer opportunities. Additionally, the financial products business increased its contribution substantially during the second quarter.

“Going forward we are highly focused on the challenges posed by continued lower U.S. municipal volume and tight spreads in the global asset-backed market. Our strategy is to look for all the ways we can add value across our core sectors, while remaining true to our long-stated principles of credit and pricing discipline.”

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Gross par insured (in billions)	$26.0	$28.7	$42.8	$49.7
Gross PV originations (in millions)[1]	298.5	213.2	425.0	405.9

[1]

Estimated by the Company for business originated in the period as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, plus (b) the present value of net interest margin originated (PV NIM originated) in the financial products segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs) plus results from derivatives used as economic hedges, discounted to present value. The discount rate is 5.07% for 2006 originations and was 5.30% for 2005 originations. PV premiums originated, PV NIM originated and PV originations are non-GAAP measures based on estimates of, among other things, prepayment speeds of asset-backed securities. Additionally, PV premiums originated is a measure of gross origination activity and does not reflect premiums ceded to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures. Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. For further discussion, see “Non-GAAP Measures” below. For a reconciliation of PV premiums originated to gross premiums written, see “Analysis of Financial Results — Premiums” below.

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

U.S. MUNICIPAL ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Gross par insured (in billions)	$12.9	$17.9	$20.2	$30.2
Gross PV premiums originated (in millions)	112.3	91.1	166.6	167.9

Due to a sharp decline in refundings, partially offset by growth in new-money issuance, volume in the municipal new-issue market declined 15% to approximately $179.1 billion in the first half of 2006.  Insurance penetration was approximately 50%, compared with 61% in the first half of 2005.  FSA insured approximately 22% of the par amount of insured new municipal bond issues sold year-to-date.

Including both primary and secondary U.S. municipal obligations with closing dates in the second quarter, the par amount insured by FSA decreased 28.3%, and PV premiums originated increased 23.2%. PV premiums originated increased while overall municipal par insured decreased primarily due to a significant increase in health care originations, which tend to have higher premiums relative to par insured.  For the same reason, PV originations for the first half year-over-year were approximately flat despite a 33.2% decline in par insured.

U.S. ASSET-BACKED ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Gross par insured (in billions)	$8.9	$8.4	$13.2	$12.6
Gross PV premiums originated (in millions)	27.2	59.0	53.1	119.8

FSA’s second-quarter U.S. asset-backed originations increased 6.3% in par insured and decreased 53.8% in PV premiums originated. The decrease in PV premiums was due primarily to the combination of tight spreads and the on-average high quality of business originated across the consumer finance and pooled corporate sectors.  For the first half, U.S. asset-backed par insured increased 4.9%, while PV premiums declined 55.7%.

INTERNATIONAL ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Gross par insured (in billions)	$4.2	$2.4	$9.4	$6.9
Gross PV premiums originated (in millions)	120.7	41.8	152.0	84.1

FSA’s second-quarter international par insured increased 76.1%, producing a 189.5% increase in international PV premiums.  The strong quarter production was almost entirely due to the execution of a significant number of public infrastructure financings. The same factors affecting the U.S. asset-backed markets reduced opportunities in that sector internationally, where FSA insured transactions in the diversified payment rights securitization and collateralized loan obligation sectors. For the first half, par insured increased 36.5%, and PV premiums increased 80.8%.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Gross PV NIM originated (in millions)	$38.3	$21.3	$53.3	$34.1

PV NIM originated in the financial products segment increased 79.0% for the second quarter and 56.1% for the first half.  During the second quarter, in addition to municipal GICs, the Company closed several funding transactions providing collateral for synthetic collateralized debt obligations.  On the investment side, the Company found attractive investments, across a range of market sectors, that met its guidelines for credit, market and liquidity risk exposure.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. Second-quarter net income decreased 15.1% to $109.7 million from $129.3 million for the second quarter of last year.  Six-month net income increased 24.7%.  The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income.

 NOTEWORTHY ITEMS INCLUDED IN NET INCOME

(in millions, net of taxes)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Premiums from refundings and accelerations [1]	$7.8	$8.5	$12.7	$13.8
Realized gains (losses), net [2]	(3.4)	(0.1)	(3.8)	2.7
Equity-based compensation [1] [3]	(7.5)	(8.3)	(14.6)	(15.9)
Dividends received from XLFA [4]	0.8	1.8	1.5	3.9
Bermuda tax rate change [5]	(2.9)	—	(6.7)	—
Realized foreign exchange gain from one-time sale of sterling-denominated bonds, net [6]	—	7.8	—	7.7
Fair-value adjustments for economic interest rate hedges [7]	20.1	55.6	43.7	36.2
Fair-value adjustments for insured CDS [7]	(2.1)	(11.8)	16.9	(13.4)

[1]	Net of deferred acquisition cost amortization.
[2]	Includes realized gains and losses and realized gains and losses from refinancing transactions.
[3]	The Company has always included in net income the currently vested future-value payout cost of its performance share unit program, which is the Company’s only equity-based compensation program.
[4]

The Company owns preferred shares of XL Financial Assurance Ltd (XLFA), a financial guaranty insurance company. XLFA reinsures business originated by FSA and other financial guarantors. The XLFA dividend rate on preferred shares was reduced to 8.25% for 2006 from 19.0% for 2005.

[5]

In connection with the Company’s previously disclosed decision to repatriate income from its Bermuda subsidiary Financial Security Assurance International Ltd. (FSA International) effective third quarter 2005, the Company no longer intends to leave future earnings of that subsidiary permanently offshore, with the effect that 2005 and future income of FSA International have become subject to an increased effective U.S. tax rate. In the fourth quarter of 2005, the Company purchased the outstanding minority interest in FSA International, making it a wholly owned subsidiary.

[6]	The Company sold sterling-denominated bonds in the second quarter of 2005, which resulted in a foreign exchange gain of $11.9 million before taxes, recorded in other income.
[7]	Excluded from operating earnings. See “Operating Earnings” below.

OPERATING EARNINGS.   Operating earnings (a non-GAAP measure) are disclosed above, in the table entitled “Net Income and Reconciliation to Non-GAAP Operating Earnings.”  The Company defines operating earnings as net income before the effects of fair-value adjustments for:

•                       economic interest rate hedges, defined as derivatives that are intended to hedge interest rate risk but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), with any residual hedge ineffectiveness remaining in operating earnings; and

•                       FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under SFAS 133.

The Company typically converts the fixed interest rates of assets and liabilities to dollar-denominated LIBOR-based floating rates by means of interest rate derivatives. Without hedge accounting, SFAS 133 requires the marking to fair value of each such derivative in the income statement without the offsetting mark to fair value on the asset or liability it is intended to hedge. These one-sided mark-to-fair-value valuations cause volatility related to changes in fair values.  Under the Company’s definition of operating earnings, the economic effect of these hedges is recognized, which, for interest rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life.

The fair-value adjustments for economic interest rate hedges reflect movements of LIBOR-based interest rates.  During 2005, almost all of the swaps intended to mitigate the interest rate risk of GICs issued by the Company were economic interest rate hedges rather than accounting hedges.  In January 2006, the Company designated such interest rate swaps as hedges that qualify for hedge accounting under SFAS 133.  Therefore both the derivatives and the interest rate risk of the corresponding liabilities are marked to fair value in both net income and operating earnings for the second quarter and first half of 2006.  In last year’s comparable periods, only the derivatives were marked to fair value in net income, but both the derivatives and the interest rate risk of the corresponding liabilities were marked to fair value in operating earnings. The hedge designation therefore affects the comparability of net income between corresponding periods of 2006 and 2005 but not the comparability of operating earnings.

CDS contracts are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks.  CDS transactions insured by the Company generally reference either a specific security otherwise qualifying for FSA insurance or a pool of corporate or consumer debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company.  In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings.  Given the high credit quality of the CDS insured by FSA, management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will sum to zero over the finite terms of the exposures, which are typically five to ten years at inception.  Notwithstanding this eventual outcome, sharp swings in the estimated fair value of the CDS portfolio may occur from quarter to quarter, as the credit spreads that drive the fair-value estimates are volatile.

For the second quarter of 2006, the fair-value adjustments for insured CDS reflect mixed trends in market credit spreads.   While tightening occurred in most sectors, widening in the high-yield sector led to the small negative adjustment.  The comparable adjustments in the second quarter of last year reflect a widening of spreads.

For the first half of 2006, the fair-value adjustments for insured CDS primarily reflect a tightening of market credit spreads. For the first half of 2005, such adjustments primarily reflect a widening of spreads.

PREMIUMS. The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Gross premiums written	$241.6	$169.7	$367.7	$333.7
Gross installment premiums received	(61.2)	(66.3)	(116.5)	(143.2)
Gross upfront premiums originated	180.4	103.4	251.2	190.5
Gross PV estimated installment premiums originated	79.8	88.5	120.5	181.3
Gross PV premiums originated	$260.2	$191.9	$371.7	$371.8

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net premiums written	$151.0	$143.9	$239.7	$253.4
Net premiums earned	98.5	96.3	193.0	191.1
Net premiums earned excluding effect of refundings and accelerations	84.3	80.7	169.7	166.2

For the second quarter, gross premiums written increased 42.3%, and net premiums written increased 4.9%.   Net premiums written increased less than gross premiums written primarily because, in the second quarter of 2005, the Company reassumed a block of health care business from a reinsurer.  For the first half, gross premiums written increased 10.2%. First-half net premiums written decreased 5.4% due primarily to the reassumption of ceded business in 2005.

For the second quarter, net premiums earned totaled $98.5 million, a 2.2% increase.  This includes $14.2 million of net premiums earned from refundings and accelerations, compared with $15.6 million for the second quarter of 2005.  Excluding premiums from refundings and accelerations, second-quarter net premiums earned increased 4.4%, reflecting an increase in municipal earned premiums partially offset by a slight decrease in asset-backed earned premiums.

For the first half, net premiums earned totaled $193.0 million, a 0.9% increase.  This includes $23.3 million of net premiums earned from refundings and accelerations, compared with $24.9 million in the first half of 2005.  Excluding premiums from refundings and accelerations, first-half net premiums earned increased 2.1%, reflecting an increase in municipal earned premiums partially offset by a decrease in asset-backed earned premiums.

OPERATING NET INTEREST MARGIN.  Operating net interest margin, a non-GAAP measure defined as the financial products segment’s net interest margin excluding fair-value adjustments for economic interest rate hedges, was $16.4 million for the second quarter of 2006, compared with $6.3 million for the second quarter a year ago.  Operating net interest margin was $34.8 million for the first half of 2006, compared with $16.7 million for the first half a year ago.  The increases in operating net interest margin are due primarily to a larger book of GIC business.

INVESTMENT PORTFOLIO. Second-quarter net investment income was $53.3 million, an increase of 5.7%.  The increase primarily reflects higher invested balances in the investment portfolio.  Second-

quarter net realized losses, including amounts from refinanced transactions, were $5.2 million, compared with net realized losses of $0.2 million a year ago.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) for the second quarter was 13.5%, reflecting the 2005 change in the capitalization and tax status of the Company’s Bermuda subsidiary, versus 10.3% a year ago.

EXPENSES AND RESERVES. For the second quarter, policy acquisition and other operating expenses decreased to $34.4 million ($22.4 million after taxes) from $40.1 million ($27.0 million after taxes) for the previous year’s second quarter.  These expenses include certain compensation expenses related primarily to the Company’s deferred compensation plan and supplemental executive retirement plan, which are based on changes in the market value of related investments and are perfectly offset by entries in other income arising from marking to market the assets held to economically defease such obligations.   Excluding such expenses, policy acquisition and other operating expenses were $40.6 million for the second quarter of 2006, compared with $40.1 million for last year’s comparable period.

The Company recorded losses and loss adjustment expenses incurred of $7.9 million ($5.1 million after taxes) for the second quarter.  Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the second quarter, a net amount of $0.7 million was transferred from case reserves to the non-specific reserve, primarily reflecting reductions in existing case reserves for certain CDO transactions.  Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.  At June 30, 2006, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $178.9 million, compared with $169.4 million at December 31, 2005.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.  A more complete discussion of these non-GAAP measures appears in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated, PV originations and operating net interest margin.  In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.  PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period.  PV originations is the sum of PV premiums originated and PV NIM originated.  The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

ABV is reconciled to book value in the table below.  ABV consists of book value plus net deferred premium revenues and the estimated value of future contractual cash flows related to financial guaranty and financial products transactions in force as of the balance sheet date, less net deferred acquisition costs, unrealized investment gains and losses, and fair-value adjustments for insured CDS and economic interest rate hedges.  An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information, which management uses in measuring performance and calculating a portion of employee compensation.  The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value.  Actual values may vary from the estimates.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE

(in millions)

	June 30, 2006	December 31, 2005
Shareholders’ Equity (Book Value)	$2,890.0	$2,822.9
After-tax adjustments:
Plus net unearned premium revenues (net of taxes of $544.8 and $528.5)	1,011.8	981.4
Plus PV future net installment premiums and financial products PV future net interest margin (net of taxes of $320.7 and $299.4) [1]	595.6	556.0
Less net deferred acquisition costs (net of taxes of $119.3 and $117.3)	221.6	217.8
Less fair-value adjustments for insured CDS (net of taxes of $29.2 and $20.1)	54.2	37.4
Less fair value of economic interest rate hedges (net of taxes of $35.4 and $11.2)	65.8	20.8
Less unrealized gains on investments (net of taxes of $26.1 and $84.1)	48.4	156.2
Adjusted Book Value	$4,107.4	$3,928.1

[1]

The discount rate varies according to the year of origination. For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate is 5.07% for 2006 and was 5.30% for 2005.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(dollars in thousands)

	June 30, 2006	December 31, 2005
Contingency Reserve	$1,080,945	$906,841
Surplus to Policyholders	1,433,433	1,510,675
Qualified Statutory Capital	2,514,378	2,417,516
Net Unearned Premium Reserve	1,937,740	1,850,446
Loss and Loss Adjustment Expense Reserve	47,152	54,445
Qualified Statutory Capital and Reserves	4,499,270	4,322,407
Net Present Value of Installment Premiums	801,582	803,434
Third-Party Capital Support [1]	550,000	550,000
Total Claims-Paying Resources [2]	$5,850,852	$5,675,841

Net Insurance in Force (principal & interest)	$516,343,600	$497,624,738
Capital Ratio [3]	205:1	206:1
Claims-Paying Ratio [4]	88:1	88:1

[1]	Standby line of credit facility and money market committed preferred trust securities.
[2]

Total claims-paying resources refers to a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

[3]	Capital ratio is net insurance in force divided by qualified statutory capital.
[4]	Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                       statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                       expected losses on, and adequacy of loss reserves for, insured transactions.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                       changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

•                       competitive forces, including the conduct of other financial guaranty insurers;

•                       changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

•                       changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results;

•                       an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio;

•                       inadequacy of reserves established by the Company for losses and loss adjustment expenses;

•                       disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

•                       downgrade or default of one or more of FSA’s reinsurers;

•                       market conditions, including the credit quality and market pricing of securities issued;

•                       capacity limitations that may impair investor appetite for FSA-insured obligations;

•                       market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

•                       prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

•                       other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group, a leading European banking group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2006	2005
ASSETS
Bonds at fair value (amortized cost of $4,423,806 and $4,219,344)	$4,504,095	$4,382,037
Equity securities at fair value (cost of $54,462 and $54,370)	54,462	54,370
Short-term investments	49,144	182,645
Variable interest entities’ bonds at fair value (amortized cost of $1,149,432 and $1,155,832)	1,149,830	1,155,992
Variable interest entities’ short-term investment portfolio	4,184	2,674
Financial products bond portfolio at fair value (amortized cost of $13,424,434 and $11,754,330)	13,412,887	11,827,824
Financial products short-term investment portfolio	608,850	1,015,509
Total investment portfolio	19,783,452	18,621,051
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $48,445 and $65,865)	49,997	68,421
Securitized loans	273,877	296,965
Other	59,692	102,487
Total assets acquired in refinancing transactions	383,566	467,873
Total investments	20,167,018	19,088,924
Cash	62,809	20,117
Deferred acquisition costs	340,894	335,129
Prepaid reinsurance premiums	918,812	865,192
Reinsurance recoverable on unpaid losses	35,241	36,339
Other assets	1,486,547	1,655,941
TOTAL ASSETS	$23,011,321	$22,001,642
LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,475,451	$2,375,059
Losses and loss adjustment expense	214,094	205,718
Guaranteed investment contracts and variable interest entities’ debt	15,815,644	14,947,118
Deferred federal income taxes	237,369	231,265
Notes payable	430,000	430,000
Minority interest in variable interest entities	—	180,406
Accrued expenses and other liabilities	948,779	809,174
TOTAL LIABILITIES AND MINORITY INTEREST	20,121,337	19,178,740
COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	905,190	905,190
Accumulated other comprehensive income (net of deferred income taxes of $26,012 and $84,123)	48,411	156,229
Accumulated earnings	1,936,048	1,761,148
Deferred equity compensation	20,272	20,177
Less treasury stock at cost (255,268 and 254,736 shares held)	(20,272)	(20,177)
TOTAL SHAREHOLDERS’ EQUITY	2,889,984	2,822,902
TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$23,011,321	$22,001,642

See Notes to Financial Statements to be filed on Form 10-Q.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES
Net premiums written	$150,996	$143,916	$239,728	$253,418
Net premiums earned	$98,461	$96,254	$192,957	$191,135
Net investment income	53,254	50,404	106,300	99,850
Net realized gains (losses)	(3,636)	(34)	(4,554)	(1,129)
Net interest income from financial products and variable interest entities	207,522	95,250	383,811	180,601
Financial products net realized gains (losses)	—	284	77	129
Net realized and unrealized gains (losses) on derivative instruments	74,478	18,179	132,583	(52,633)
Income from assets acquired in refinancing transactions	6,992	9,300	14,381	19,488
Net realized gains (losses) from assets acquired in refinancing transactions	(1,572)	(151)	(1,305)	5,282
Other income	1,563	13,331	8,949	18,489
TOTAL REVENUES	437,062	282,817	833,199	461,212
EXPENSES
Losses and loss adjustment expenses	7,899	6,238	11,184	10,222
Interest expense	6,748	6,748	13,496	13,496
Policy acquisition costs	14,421	16,198	30,631	31,606
Financial products and variable interest entities’ foreign exchange (gains) losses	75,519	(100,420)	111,985	(158,047)
Net interest expense from financial products and variable interest entities	180,983	94,353	336,643	194,995
Other operating expenses	19,967	23,868	51,271	50,877
TOTAL EXPENSES	305,537	46,985	555,210	143,149
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN LOSSES OF UNCONSOLIDATED AFFILIATES	131,525	235,832	277,989	318,063
Provision for income taxes	36,286	52,284	90,070	67,502
NET INCOME BEFORE MINORITY INTEREST AND EQUITY IN LOSSES OF UNCONSOLIDATED AFFILIATES	95,239	183,548	187,919	250,561
Minority interest	14,481	(54,140)	52,006	(57,505)
Equity in losses of unconsolidated affiliates, net of income tax provision (benefit) of $(54) and $2,174	—	(101)	—	(593)
NET INCOME	109,720	129,307	239,925	192,463
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) arising during the period, net of deferred income tax provision (benefit) of $(25,312), $50,506, $(59,598) and $34,065	(46,400)	98,410	(110,579)	63,521
Less: reclassification adjustment for gains (losses) included in net income, net of deferred income tax provision (benefit) of $(1,175), $4,197, $(1,487) and $5,826	(2,182)	7,793	(2,761)	10,819
Other comprehensive income (loss)	(44,218)	90,617	(107,818)	52,702
COMPREHENSIVE INCOME	$65,502	$219,924	$132,107	$245,165

See Notes to Financial Statements to be filed on Form 10-Q.